UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2008

Sovereign Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16581	23-2453088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 256-8601

n/a
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On September 19, 2008, Sovereign Bancorp, Inc. (NYSE: SOV), parent company of Sovereign Bank, reported that it has taken a major step to reduce risk in its investment portfolio by selling its entire portfolio of collateralized debt obligations (CDOs).

The CDO portfolio has experienced significant volatility over the past year as a result of conditions in the credit markets. Sovereign decided to eliminate the risk of future volatility in its capital levels.

The CDOs were carried at fair value on Sovereign’s balance sheet on June 30, 2008 and the unrealized loss for the CDOs of $254 million, net of taxes, was recorded in other comprehensive income within stockholders’ equity and as a result fully reflected in tangible capital levels on that date. As a result of the CDO sale, Sovereign’s tangible capital levels were reduced by an additional $136 million. The unrealized loss at June 30, 2008 plus the additional loss, net of tax, from the sale will be reflected in our statement of operations for the quarter ending September 30, 2008. On a pro-forma basis at June 30, 2008, this sale would have reduced our tangible capital levels by 17 basis points.

Sovereign continues to be proactive in reducing risk on its balance sheet. When Sovereign raised $1.9 billion in new regulatory capital in May, a number of factors were taken into consideration including a possible decline in its investments. Sovereign is well capitalized and has adequate cushion according to all regulatory standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.

Dated: September 19, 2008

By: /s/ Stacey V. Weikel
Name: Stacey V. Weikel
Title: Senior Vice President